Company Contact:

Iron Eagle Group, Inc.

Mr. Jason M. Shapiro, CFA, CPA, J.D.

Chief Financial Officer

Phone:  +1 (917) 969-4845

Email: jasons@ironeaglegroup.com

Website: www.ironeaglegroup.com

FOR IMMEDIATE RELEASE

Iron Eagle Group Completes Acquisition of NJ and NY Based Electrical Contractor

NEW YORK, NY, August 28, 2012 (Marketwire) --- Iron Eagle Group, Inc. (Ticker: IEAG), a construction and contracting services provider in the infrastructure, commercial, and government markets, today announced that it has completed the acquisition of 100% of Tru-Val Electric Corporation, an electrical contractor serving the northeast United States with offices in New Jersey and New York, from its sole shareholder, Chris Totaro. The aggregate purchase price consisted of equity in the form of common and preferred shares of Iron Eagle and the assumption of debt, resulting in Mr. Totaro owning 40% of outstanding shares of Iron Eagle at closing. For the year ending December 31, 2011, Tru-Val generated over $46,000,000 in revenue.  As of June 30, 2012, Tru-Val had a backlog of $50,000,000.

As part of the transaction, Iron Eagle has signed five year employment agreements with Chris Totaro, Tru-Val’s President to continue his leadership with the Company.  Mr. Totaro will also become part of Iron Eagle’s Executive Advisory Committee.

Ed English, Iron Eagle’s CEO, stated that “I have known both Chris and Tru-Val for a long time. What makes Tru-Val successful is its dedicated and knowledgeable people and the quality of the product they produce for their customers and clients. Jason Shapiro, Iron Eagle’s CFO, added that “We have already begun working with Tru-Val on several revenue opportunities and look forward to implementing them!” Chris Totaro, President of Tru-Val Electric, commented “Iron Eagle’s strategy combined with its diverse and experienced management team adds significant strength to our company. I am very proud to finally become an Iron Eagle shareholder.”

About Tru-Val Electric

With over one hundred and twenty-five employees, Tru-Val Electric has grown to become a regional leader in the electrical contracting field in New York and New Jersey. They have built their reputation with a staff of professionals dedicated to the success of their clients, in the public and private sectors.  For over 45 years, Tru-Val has provided design-build services, wiring, and equipment installations. Tru-Val has integrated “green technology” into many of their projects, particularly public projects for school agencies and utility authorities. In the past few years, Tru-Val has emerged as one of the leaders in electrical contracting field for both solar panel and power installations. As one of only a few electrical contracting firms with operations in both New York and New Jersey this type of operation gives Tru-Val a significant competitive advantage in the ever growing and emerging metropolitan area work place. We look to continue on this success going forward.

Key clients include the New York Power Authority, Port Authority Bus Terminal, Department of Environmental Protection, Madison Square Garden, NYC School Construction Authority, MTA, PSE&G, and Albert Einstein College of Medicine. Tru-Val operates two facilities including a newly renovated 40,000 square foot office/warehouse facility in Hackensack, New Jersey.  For more information on Tru-Val Electric, please visit www.tru-val.com.

About Iron Eagle Group, Inc.

Iron Eagle is an infrastructure company dedicated to rebuilding America’s infrastructure.  Iron Eagle provides construction and contracting services in commercial and government markets. Iron Eagle's management consists of business leaders in construction, government contracting, defense, finance, operations, and business development. Management has a compelling strategic plan to capitalize on the annual $100 billion market opportunity in infrastructure construction created by government spending at the federal, state, and municipal levels throughout the United States. Through the experience and track records of its management team, along with a strong and diversified balance sheet, Iron Eagle believes it will have a major competitive advantage in being able to provide higher levels of construction surety bonds through its sureties to support its performance on infrastructure projects. Iron Eagle will further target additional growth opportunities through the highly focused bidding of federal, state, and municipal construction projects as subcontractor to some of the multi-billion dollar prime contractors in the United States. Additionally, Iron Eagle expects to grow by making accretive acquisitions in segments of its industry with large growth potential.

For more information, please visit Iron Eagle's website at www.ironeaglegroup.com.

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

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